Exhibit 99.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of March 5, 2010, by and between CIRTRAN CORPORATION (“Assignor”) and KATANA ELECTRONICS, LLC, a Utah limited liability company (“Assignee”).

RECITALS

A.            Assignor has determined to abandon and terminate its legacy electronics manufacturing business effective March 5, 2010, in favor of pursuing other business activities and opportunities.

B.             Subject to the terms and conditions of this Agreement, Assignor desires to assign and transfer to Assignee all of Assignor’s right, title, interest, obligations and duties in, under and to all of Assignor’s open and active purchase orders relating to its legacy electronics manufacturing business existing as of March 5, 2010, including all parts, materials, and work-in-progress pertaining thereto owned or controlled by Assignor, and all accounts receivable and future revenue arising therefrom (the purchase order contracts for sale of products and related parts, materials, work-in-progress, accounts receivable and future revenue are collectively referred to as the “Purchase Orders”).

C.             Subject to the terms and conditions of this Agreement, Assignee desires to accept such assignment and assume all of Assignor’s right, title, interest, obligations and duties in, under and to the Purchase Orders.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.             Assignment.  Subject to the terms and conditions of this Agreement, Assignor hereby assigns, conveys and transfers to Assignee all of the Assignor’s right, title, interest, obligations and duties in, under and to the Purchase Orders (the “Assignment”), and in consideration of the Assignment, Assignee is paying to Assignor the sum of $100, which Assignor agrees and acknowledges is full, fair and adequate consideration for the Purchase Orders.

2.             Acceptance and Assumption. Subject to the terms and conditions of this Agreement, Assignee hereby accepts the assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Assignor to be observed, performed, paid or discharged from and after March 5, 2010, in connection with the Purchase Orders.  Assignee hereby releases Assignor from any liability with respect to, and indemnifies and agrees to defend and hold Assignor harmless from and against any and all loss, cost, damage, liability or claim arising out of or relating to, the Assignee’s ownership of, or performance under, the Purchase Orders from and after the date of this Agreement.  Assignor hereby releases Assignee from any liability with respect to, and indemnifies and agrees to defend and hold Assignee harmless from and against any and all loss, cost, damage, liability or claim arising out of or relating to, the Assignor’s ownership of, or performance under, the Purchase Orders prior to the Assignment.  The foregoing indemnity obligations of the parties shall survive the completion of the Assignment contemplated hereby.

3.             Representations of Assignor.  Except as may be set forth in this Agreement, Assignor represents and warrants that (a) it owns and has good title to the Purchase Orders, (b) it possesses all rights and authority necessary to assign the Purchase Orders to Assignee, and (c) except as set forth herein, there has been no assignment or other transfer of any part or all of any interest of any or all of Assignor’s interests in the Purchase Orders.

4.             Further Actions.  Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Agreement.

5.             Miscellaneous.

(a)           Successors and Assigns.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

(b)           Severability.  If any part of any provision of this Agreement is invalid or unenforceable under applicable law, the provision shall be ineffective only to the extent of such invalidity or unenforceability without in any way affecting the remaining parts of the provision or this Agreement.

(c)           Amendment.  No supplement, modification, waiver, or termination of this Agreement or any provisions hereof shall be binding unless executed in writing by all parties hereto.  No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(d)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(e)           Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Utah, without respect to the provisions concerning the conflict of laws which would otherwise result in the application of the substantive law of another jurisdiction.

(f)           Attorneys’ Fees.  In the event of any suit, action, or proceeding brought by any party for a breach of any term hereof, or to enforce any provision hereof, the prevailing party shall be entitled to reasonable attorneys’ fees in addition to court costs and other expenses of litigation in said action or proceeding.  For purposes of this Agreement, “prevailing party” includes, without limitation, a party who agrees to dismiss an action or proceeding upon the other’s payment of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, each of Assignor and Assignee has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date first set forth above.

ASSIGNOR:

CIRTRAN CORPORATION

By: _____________________________________
Name: Iehab Hawatmeh
Title: President

ASSIGNEE:

KATANA ELECTRONICS, LLC
a Utah limited liability company

By: _____________________________________
Name: Shaher Hawatmeh
Title: Manager

SIGNATURE PAGE
TO THE
ASSIGNMENT AND ASSUMPTION